Exhibit 8.1
[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]
July 20, 2006
Thermo Electron Corporation
81 Wyman Street
Waltham, Massachusetts 02451
Ladies and Gentlemen:
          Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Thermo Electron Corporation, a Delaware corporation (“Thermo Electron”), relating to the proposed merger of Trumpet Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Thermo Electron, with and into Fisher Scientific International Inc., a Delaware corporation (“Fisher”), with Fisher surviving the merger.
          We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz